EXHIBIT 99.1

     Equity Residential Announces Ownership Interest in Rent.com

    CHICAGO--(BUSINESS WIRE)--Dec. 21, 2004--Equity Residential (NYSE:EQR) today announced that the company has an ownership investment in Rent.com, a leading internet listing website in the apartment and rental housing industry. On December 17, 2004, eBay Inc. (NASDAQ:EBAY) announced its proposed acquisition of privately held Rent.com for total consideration equal to $415 million plus Rent.com's year end cash balance, less transaction expenses, payable in approximately $30 million of cash and the remainder in eBay common stock. The acquisition, which is subject to various regulatory approvals and approval of Rent.com's stockholders, is expected to close in the first quarter of 2005.
    If the closing occurs, with no material decrease in the price of eBay stock, Equity Residential would receive approximately $57 million of eBay common stock. If Equity Residential sells this stock following the closing, the company would record a one-time gain to earnings and Funds from Operations of approximately $0.18 per share. There is no assurance that the acquisition will close or if it does, whether Equity Residential will sell the eBay stock it receives. Equity Residential will provide 2005 earnings guidance on Wednesday, February 2, 2005, when it announces its fourth quarter/full year 2004 results.

    Forward-Looking Statements

    The forward-looking statements contained in this news release are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential's management believes the assumptions underlying its forward-looking statements are reasonable, such information is subject to uncertainties and may involve certain risks, many of which are difficult to predict and beyond management's control. As such, these statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

    Equity Residential is the largest publicly traded apartment company in America. Nationwide, Equity Residential owns or has investments in 947 properties, in 32 states and the District of Columbia, consisting of 201,929 units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

    CONTACT: Equity Residential
             Marty McKenna, 312-928-1901